Exhibit 6.8

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT made this ___________, 2022, by and between VSBLTY, Inc. located at 417 N 8th Street, Suite 300, Philadelphia, Pennsylvania 19123 hereinafter referred to as ‘Assignor’, and Radar USA Inc., hereinafter referred to as ‘Assignee’, in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, witnesseth:

WHEREAS, Assignor entered into a Contract, included as an attachment to this Agreement, namely _____________, hereinafter referred to as Contract with Customer, hereinafter ‘Obligor’;

WHEREAS, the Contract has an expiration date of ______________ as may be extended as permitted therein;

WHEREAS, Assignor wishes to assign all of its rights and obligations under the Contract to Assignee; and

WHEREAS, the Contract does not require the prior consent of the Obligor;

NOW THEREFORE, Assignor and Assignee agree as follows:

1. Assignor and Assignee hereby agree that the Assignor shall assign all its right, title, and interest, and delegate all its obligations responsibilities and duties, in and to the Contract, to Assignee.

2. Assignee hereby accepts the assignment of all of Assignors obligations responsibilities and duties under the Contract and all of Assignors right, title and interest in and to the Contract.

3. Notwithstanding the foregoing, Assignor agrees to defend and indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages, resulting from Assignors performance prior to the assignment of the contract and resulting from Assignees performance after the assignment of the Contract, provided however, that after the assignment of the Contract the State shall first look to Assignee to satisfy all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages resulting from Assignees performance.

4. Assignee agrees to indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages, resulting from Assignees performance after the assignment of the Contract.

5. This Agreement is governed by the laws of the state of Pennsylvania, without regard to Pennsylvania’s conflict or choice of law provisions, and both parties expressly consent to jurisdiction in such courts.

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

VSBLTY, Inc.	Radar USA Inc.

By:	By:
Name:	Name:
Title:	Title:

Date: